UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:   April 13, 2004

(Date of earliest event reported)

KIMBERLY-CLARK CORPORATION (Exact name of registrant as specified in its charter)

Delaware	1-225	39-0394230
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 619100, Dallas, Texas		75261-9100
(Address of principal executive offices)		(Zip Code)

(972) 281-1200

(Registrant’s telephone number, including area code)

Item 9. Regulation FD Disclosure

Attached hereto as Exhibit 99 is a summary that reflects reclassifications in the composition of Kimberly-Clark Corporation’s Personal Care and Consumer Tissue business segments, as a result of organizational changes announced on January 19, 2004. As part of the reorganization, the baby wipes business was moved from Consumer Tissue to Personal Care. The summary includes: the effect of the reclassifications included in Net Sales and Operating Profit for the full years 2001 and 2002 and by quarter for 2003; and Depreciation Expense, Assets and Capital Spending for 2002 and 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBERLY-CLARK CORPORATION

Date: April 13, 2004	By: /s/ MARK A. BUTHMAN Mark A. Buthman Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

(99)

Personal Care and Consumer Tissue business segments’ Net Sales and Operating Profit (as reclassified) for full-years 2001 and 2002, and by quarter for 2003 and Depreciation Expense, Assets and Capital Spending (as reclassified) for 2002 and 2003.

Exhibit (99)

KIMBERLY-CLARK CORPORATION

NET SALES AND OPERATING PROFIT BY BUSINESS SEGMENT

(as reclassified)

	NET SALES
($ millions)	Personal Care	Consumer Tissue	Intersegment Sales
2001 Year	$ 5,523.2	$ 4,381.3	$ (161.5)
2002 Year	5,485.5	4,635.2	(147.4)
2003
1st Quarter	1,385.3	1,222.5	(35.9)
2nd Quarter	1,427.1	1,189.0	(38.9)
3rd Quarter	1,432.1	1,278.1	(39.5)
4th Quarter	1,408.4	1,357.1	(38.1)

Year	$ 5,652.9	$ 5,046.7	$ (152.4)

	OPERATING PROFIT
($ millions)	Personal Care	Consumer Tissue
2001 Year	$ 1,164.8	$ 741.6
2002 Year	1,157.1	807.3
2003
1st Quarter	291.9	202.1
2nd Quarter	304.2	167.5
3rd Quarter	308.3	161.9
4th Quarter	316.6	196.7

Year	$ 1,221.0	$ 728.2

Note: There is no change to previously reported amounts for the Business-to-Business segment or other income (expense), net.

KIMBERLY-CLARK CORPORATION

DEPRECIATION EXPENSE, ASSETS AND CAPITAL SPENDING

BY BUSINESS SEGMENT (as reclassified)

($ millions)	Personal Care	Consumer Tissue

Depreciation
2002	$ 258.2	$ 271.6
2003	262.9	297.5

Assets
2002	4,381.8	4,965.4
2003	4,781.9	5,796.5

Capital Spending
2002	323.2	306.9
2003	344.4	366.6

Note: There is no change to previously reported amounts for the Business-to-Business segment or items not allocated to the business segments.